Exhibit (a)(1)
This document is important and requires your immediate attention. If you are in doubt as to how to respond to the Offers, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Enquiries concerning the information in this document should be directed to The Proxy Advisory Group, LLC, toll free at 1-866-678-1770.

Canada Southern Petroleum Ltd.
Directors’ Circular
Recommending Canada Southern Shareholders
ACCEPT
the Offer from Canadian Oil Sands
and
REJECT
the Offer from Canadian Superior
and
REJECT
the Offer from Petro-Canada

Notice to United States Securityholders:
The Offers are in respect of securities of a Canadian issuer, and while the issuer is subject to continuous disclosure requirements in Canada, securityholders should be aware that these requirements are different from those in the United States. The enforcement by United States securityholders of civil liabilities under United States federal securities laws, may be adversely affected by the fact that the issuer is located in a foreign country and that some of its directors and officers are residents of a foreign country.
June 26, 2006

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SUMMARY
     The information set out below is intended to be a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. All capitalized terms in this Summary have the meanings ascribed to such terms elsewhere in this Directors’ Circular, including the Glossary contained in Schedule “A” to the Directors’ Circular.
THE OFFERS
     Canada Southern is currently the subject of three separate outstanding offers to purchase all of Canada Southern’s outstanding Common Shares. These offers are from wholly-owned subsidiaries of Canadian Oil Sands Trust, Canadian Superior Energy Inc. and Petro-Canada (collectively, the “Offers”). A summary of the Offers and the recommendations of the Board of Directors of Canada Southern with respect to each of the Offers, including a summary of the reasons for such recommendations, is provided below.
THE CANADIAN OIL SANDS OFFER

The Canadian Oil Sands Offer:	1212707 Alberta Ltd., a wholly-owned subsidiary of Canadian Oil Sands Limited and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust, has offered to purchase all of the outstanding Common Shares of Canada Southern for a consideration of U.S.$9.75 in cash for each Common Share. In respect of the Canadian Oil Sands Offer Canada Southern has entered into the Pre-Acquisition Agreement. See “Pre-Acquisition Agreement” below in this Directors’ Circular.

Unanimous Recommendation of the Board of Directors in relation to the Canadian Oil Sands Offer:	The Board unanimously recommends that Shareholders ACCEPT the Canadian Oil Sands Offer and TENDER their Common Shares to the Canadian Oil Sands Offer.

Reasons for Acceptance:	The Board of Directors has carefully considered the Canadian Oil Sands Offer. Based upon legal and financial advice, the Board of Directors has unanimously determined that the consideration to be received under the Canadian Oil Sands Offer is fair, from a financial point of view, to the Shareholders of Canada Southern and is in the best interests of Canada Southern and its Shareholders. In making its recommendation that the Canadian Oil Sands Offer be accepted by Shareholders and in reaching the decision to enter into the Pre-Acquisition Agreement, the Board of Directors considered a number of factors, including the following:

1.	The view of the Board, after extensive analysis and consideration within the time frame allowed (given the then expiration date of the unsolicited Petro-Canada Offer), that the auction process undertaken by Canada Southern had explored a variety of available and practical strategic alternatives and that the Canadian Oil Sands Offer provides the best available alternative, of all the proposals received, including those arising from the auction process as well as the Petro-Canada Offer and the CanSup Offer, to maximize value for Shareholders.

2.	The advice received by the Board of Directors from its financial advisor, CIBC World Markets Inc., in respect of the financial terms of the Canadian Oil Sands Offer including the receipt by the Board of Directors of the Fairness Opinion provided by CIBC World Markets and attached hereto as Schedule “B”.

3.	The financial and other terms of the Canadian Oil Sands Offer.

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4.	The Canadian Oil Sands Offer represents approximately an 11% premium over the U.S.$8.77 closing price of the Common Shares on NASDAQ ($9.78 on the TSX) on June 16, 2006, the last trading day prior to the date of announcement of Canadian Oil Sands’ intention to make the Canadian Oil Sands Offer and a premium of approximately 11% over the U.S.$8.82 weighted average trading price of the Common Shares on NASDAQ ($9.86 on the TSX) for the 20 trading days immediately preceding June 19, 2006, the date of announcement of the Canadian Oil Sands Offer. The Canadian Oil Sands Offer also represents an approximate 30% premium over the Petro-Canada Offer and an approximate 24% premium over the CanSup Offer.

5.	The knowledge and views of the Board of Directors as to the business, operations, properties, earnings and growth prospects of Canada Southern and the risks involved in achieving those prospects.

6.	The terms of the Pre-Acquisition Agreement, which permit the Board of Directors to respond, in accordance with its fiduciary duties and subject to compliance with the terms of the Pre-Acquisition Agreement, to any other bona fide Take-over Proposal that the Board of Directors considers to be a Superior Proposal, as determined in good faith after considering the appropriate advice of Canada Southern’s legal and financial advisors.

7.	The fact that by statute dissent rights will be available to Shareholders who do not tender their Common Shares to the Canadian Oil Sands Offer in the event that the Canadian Oil Sands Offeror is required under the Pre-Acquisition Agreement, or chooses, to proceed with a compulsory acquisition of Common Shares pursuant to Part 16 of the Business Corporations Act (Alberta) or a subsequent acquisition transaction (each as more fully described under “Acquisition of Common Shares Not Deposited” in the Canadian Oil Sands Offer and Canadian Oil Sands Circular).

Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Canadian Oil Sands Offer, Shareholders should make their own decision whether to tender their Common Shares to the Canadian Oil Sands Offer and, if appropriate, should consult their own legal and/or financial advisors in making that decision.

Shareholders wishing to accept the Canadian Oil Sands Offer should complete the required documents carefully and should refer to the Canadian Oil Sands Circular, the Letter of Transmittal and Notice of Guaranteed Delivery.

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Intention of Directors and Senior Officers and their Associates in respect of the Canadian Oil Sands Offer:	The Board has made reasonable enquiries and, to Canada Southern’s knowledge, all of its directors or senior officers or their respective associates have agreed to accept the Canadian Oil Sands Offer, pursuant to the terms of the Lock-up Agreements. See “Lock-up Agreements” below in this Directors’ Circular.
PRE-ACQUISITION AGREEMENT
General
Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern have entered into the Pre-Acquisition Agreement pursuant to which the Canadian Oil Sands Offeror agreed to make the Canadian Oil Sands Offer on the terms and conditions described in the Pre-Acquisition Agreement. Under the Pre-Acquisition Agreement, Canada Southern consented to the Canadian Oil Sands Offer, and represented and warranted that the Board of Canada Southern has upon consideration of the fairness opinion from CIBC World Markets, attached hereto as Schedule “B”, and consultation with its financial advisor, determined unanimously that the Canadian Oil Sands Offer is fair to the Shareholders and is in the best interests of Canada Southern and the Shareholders. See “Pre-Acquisition Agreement” in this Directors’ Circular and in the Canadian Oil Sands Circular.
Non-Solicitation
Under the Pre-Acquisition Agreement, Canada Southern has agreed that during the period from the date of the execution of the Pre-Acquisition Agreement by Canada Southern until the date of termination of the Pre-Acquisition Agreement, that Canada Southern will not solicit any Take-Over Proposals and shall immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date of the Pre-Acquisition Agreement by Canada Southern with respect to Take-Over Proposals.
Notwithstanding the above, as provided for in the Pre-Acquisition Agreement, Canada Southern may, among other things, engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Canada Southern or the Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning it and its business, properties and assets that has previously been provided to Canadian Oil Sands if, and only to the extent that the other person has first made a Superior Proposal and Canadian Oil Sands has, among other things, been provided with notice of such and has been given the opportunity to match the Superior Proposal pursuant to the terms of the Pre-Acquisition Agreement. For a more detailed discussion of these provisions please see “Pre-Acquisition Agreement — Non-Solicitation” and “Pre-Acquisition Agreement — Right to Match” in this Directors’ Circular and in the Canadian Oil Sands Circular.
Termination Fee
The parties to the Pre-Acquisition Agreement have agreed that, if at any time after the execution of the Pre-Acquisition Agreement:
(a)	Canada Southern enters into any agreement with any person or entity in respect of a Take-over Proposal;

(b)	the Board fails to unanimously recommend, or changes, withdraws or modifies its recommendation to Shareholders to accept the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern;

(c)	there shall be a breach or non performance by Canada Southern of any of its material representations, warranties, or covenants contained in the Pre-Acquisition Agreement which breach is not cured within five days of receiving written notice of such breach;

(d)	any bona fide Take-over Proposal (or a bona fide intention to make one) involving Canada Southern is publicly announced or commenced, or the terms of any existing Take-over Proposal are varied, and the Board fails to publicly reaffirm and maintain its recommendation of the proposed transaction in which

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the Canadian Oil Sands Offeror would acquire Canada Southern to Canada Southern’s Shareholders within 10 days after the commencement or variation of any such Take-over Proposal;

(e)	the Board recommends that Canada Southern’s Shareholders deposit their shares under, vote in favour of, or otherwise accept, a Take-over Proposal;

(f)	a bona fide Take-over Proposal (or bona fide intention to make one) in respect of Canada Southern has been announced by any third party and has not been withdrawn, or the terms of any existing Take-over Proposal are varied, prior to the expiry date of any Canadian Oil Sands Offer or the date of any meeting of the Shareholders to approve the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern, as the case may be, and less than 66-2/3% of the outstanding Common Shares on a fully diluted basis of Canada Southern are tendered to the Canadian Oil Sands Offer prior to its expiry date or the transaction contemplated by the Pre-Acquisition Agreement is not approved at such meeting by at least 66-2/3% of the holders of each class of applicable securities of Canada Southern and within six months of the Expiry Time of the Canadian Oil Sands Offer such Take-over Proposal is consummated;
Canada Southern shall pay to the Canadian Oil Sands Offeror prior to Canada Southern entering into a Proposed Agreement in respect of such Superior Proposal, the Termination Fee. The amount of such Termination Fee would be approximately U.S.$5.871 million, or, in respect of the situation where the Termination Fee becomes payable pursuant to paragraph (c), above, U.S.$1.468 million. For a more detailed description of the situations in which the Termination Fee becomes payable and for a more detailed discussion of the Termination Fee see “Pre-Acquisition Agreement — Termination Fee” in this Directors’ Circular and in the Canadian Oil Sands Circular.
LOCK-UP AGREEMENTS
Pursuant to the Lock-up Agreements, each of the Tendering Shareholders have agreed to deposit under the Canadian Oil Sands Offer and not withdraw, subject to certain exceptions, all of the Common Shares owned or over which control or discretion is exercised by such Tendering Shareholder, being an aggregate of 28,415 Common Shares, plus an aggregate of 465,000 Common Shares to be acquired by such Tendering Shareholder on the exercise of previously issued stock options to acquire Common Shares, representing approximately 3.3% of the total number of Common Shares outstanding (on fully diluted basis). See “Lock-up Agreements” in this Directors’ Circular and in the Canadian Oil Sands Circular.
THE CANSUP OFFER

The CanSup Offer:	Canadian Superior Energy Acquisitions Inc., a wholly-owned subsidiary of Canadian Superior Energy Inc., has offered to purchase all of the outstanding Common Shares of Canada Southern for a consideration of Cdn.$2.50 in cash and 2.75 shares of Canadian Superior for each Common Share (the “CanSup Offer”).

Unanimous Recommendation of the Board of Directors in relation to the CanSup Offer:	The Board unanimously recommends that Shareholders REJECT the CanSup Offer and NOT TENDER their Common Shares to the CanSup Offer.

Reasons for Rejection:	The Board believes that the CanSup Offer fails to provide full value for Canada Southern and is an attempt by the CanSup Offeror to acquire Canada Southern without offering adequate consideration to Shareholders.

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The Board has carefully reviewed and considered the CanSup Offer, with the benefit of advice from its financial and legal advisors. The Board unanimously recommends to Shareholders that they REJECT the CanSup Offer and NOT TENDER their Common Shares to the CanSup Offer. The Board’s reasons are:

1.	The consideration offered under the CanSup Offer is less than the consideration offered under the competing offer by Canadian Oil Sands, which the Board has unanimously recommended that Shareholders of Canada Southern accept.

2.	CIBC World Markets has provided a written opinion that, as of the date of such opinion, the consideration offered under the CanSup Offer is inadequate, from a financial point of view, to Shareholders.

3.	The consideration offered under the CanSup Offer represents a discount to the current trading price of the Common Shares.

Intention of Directors and Senior Officers and their Associates in respect of the CanSup Offer:	The Board has made reasonable enquiries and, to Canada Southern’s knowledge, none of its directors or senior officers or their respective associates currently intend to accept the CanSup Offer or sell or tender for purchase pursuant to the CanSup Offer any Common Shares owned of record or beneficially owned. Pursuant to the Lock-up Agreements the Tendering Shareholders have agreed to tender their Common Shares to the Canadian Oil Sands Offer.
THE PETRO-CANADA OFFER
On May 15, 2006, Nosara Holdings Ltd., a wholly owned subsidiary of Petro-Canada offered to purchase all of the outstanding Common Shares of Canada Southern for a consideration of U.S.$7.50 in cash for each Common Share. On June 20, 2006 Petro-Canada extended the Petro-Canada Offer to July 5, 2006. On May 25, 2006 the Board mailed a directors’ circular to all shareholders of Canada Southern in which the Board unanimously recommended that shareholders of Canada Southern REJECT the Petro-Canada Offer. The Board hereby reaffirms its recommendation to REJECT the Petro-Canada Offer for the reasons outlined in such directors’ circular and for the additional reason that the Canadian Oil Sands Offer is superior, from a financial point of view, to the Petro-Canada Offer.
OTHER MATTERS

Competing Bids:	Although the Board was not considering a sale of Canada Southern prior to receiving Petro-Canada’s expression of interest (which ultimately led to the Petro-Canada Offer), it felt compelled, in light of the Petro-Canada Offer, to explore other strategic alternatives, including obtaining competing bids, that would provide greater shareholder value.

Accordingly, the Board, together with Canada Southern’s management and financial and legal advisors, established a process to seek competing bids that would provide greater shareholder value. Canada

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Southern contacted a number of third parties regarding their potential interest and made available access to a confidential data room for the purpose of receiving a potential transaction proposal. As part of this procedure Canada Southern obtained the Canadian Oil Sands Offer and entered into the Pre-Acquisition Agreement. Pursuant to the terms the Pre-Acquisition Agreement, Canada Southern and CIBC World Markets are no longer soliciting any competing bids. See “Pre-Acquisition Agreement — Non-Solicitation” in this Directors’ Circular.

Shareholders Rights Plan:	On May 24, 2006 the Board adopted a limited duration Rights Plan, the purpose of which was to provide more time for Canada Southern to obtain competing bids that may have provided greater shareholder value. Pursuant to the Pre-Acquisition Agreement, Canada Southern is no longer soliciting competing bids. See “Pre-Acquisition Agreement — Non-Solicitation” in this Directors’ Circular.

Under applicable Canadian law, the Rights Plan cannot be utilized to deny Shareholders the opportunity to tender into any tender offer, including the Petro-Canada Offer and the CanSup Offer.

Under the Pre-Acquisition Agreement Canada Southern has agreed that it will waive application of the Rights Plan effective no later than July 30, 2006 in relation to the Canadian Oil Sands Offer and any other subsisting take-over bid for the Common Shares (including the Petro-Canada Offer and the CanSup Offer, if applicable).

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
     This Directors’ Circular contains, among other things, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders ACCEPT the Canadian Oil Sands Offer, the unanimous recommendation of the Board of Directors of Canada Southern that Shareholders REJECT the CanSup Offer and not tender their Common Shares to the CanSup Offer and, the reaffirmation of the Board of Directors of Canada Southern that Shareholders REJECT the Petro-Canada Offer. This Directors’ Circular, including the discussion of the reasons for the Board’s recommendation, contains forward-looking statements that were based on expectations, estimates and projections as of the date of this Directors’ Circular. Such forward looking-statements can be found in, among other sections, “Analysis and Reasons for the Board’s Conclusions and Recommendations” and “Background to the Offers and the Response of Canada Southern”. Generally these forward-looking statements can be identified by the use of forward-looking terminology such as “believe”, “potential”, “expect”, “forecast”, “estimate”, “would”, “could”, “if” and “may”. Any forward-looking statement is subject to known and unknown risks, uncertainties and other factors which may cause actual results and developments to materially differ from those expressed by, or implied by the forward-looking statements in this Directors’ Circular.
     Canada Southern does not undertake to update any forward-looking statements that are contained in this Directors’ Circular, except in accordance with applicable securities laws.
CURRENCY AND EXCHANGE RATES
     All references in this Directors’ Circular to “$” or “dollar” are to Canadian dollars, unless otherwise indicated. On June 23, 2006, the exchange rate for one Canadian dollar expressed in U.S. dollars based upon the noon buying rate of the Bank of Canada was Cdn.$1.00 = U.S.$0.8896, and the exchange rate for one U.S. dollar expressed in Canadian dollars based upon the noon buying rate of the Bank of Canada was U.S.$1.00 = Cdn.$1.1241.

DIRECTORS’ CIRCULAR
     This Directors’ Circular is issued by the Board of directors (the “Board”) of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Corporation”) in connection with the offer (the “Canadian Oil Sands Offer”) dated June 26, 2006 by 1212707 Alberta Ltd. (the “Canadian Oil Sands Offeror”), a wholly-owned subsidiary of Canadian Oil Sands Limited (“Canadian Oil Sands”) and an indirect wholly-owned subsidiary of Canadian Oil Sands Trust, to purchase all of the outstanding common shares (the “Common Shares”) of the Corporation, and any Common Shares which may be issued upon the exercise of options or other rights to purchase Common Shares for consideration of U.S.$9.75 upon the terms and conditions set forth in the Canadian Oil Sands Offer and the accompanying take-over bid circular (the “Canadian Oil Sands Circular”). The Canadian Oil Sands Offer is currently scheduled to expire at 8:00 a.m. (Mountain Daylight Time) on August 1, 2006, unless extended or withdrawn. In connection with the Canadian Oil Sands Offer, Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern entered into a pre-acquisition agreement on June 18, 2006 (the “Pre-Acquisition Agreement”) pursuant to which, among other things, Canadian Oil Sands agreed to make the Canadian Oil Sands Offer and the Board agreed to unanimously recommend that Shareholders accept the Canadian Oil Sands Offer. For a summary of the material terms of the Pre-Acquisition Agreement see “Pre-Acquisition Agreement” in this Director’s Circular. For the reasons outlined below in this Directors’ Circular the Board of Directors of Canada Southern unanimously recommends that shareholders ACCEPT the Canadian Oil Sands Offer.
     This Directors’ Circular is also issued by the Board in connection with the offer (the “CanSup Offer”) dated June 18, 2006 by Canadian Superior Energy Acquisitions Inc. (the “CanSup Offeror”), a wholly-owned indirect subsidiary of Canadian Superior Energy Inc. (“Canadian Superior”), to purchase all of the outstanding Common Shares for consideration of Cdn. $2.50 in cash and 2.75 shares of Canadian Superior per Common Share, upon the terms and conditions set forth in the CanSup Offer and the accompanying take-over bid circular (the “CanSup Circular”). The CanSup Offer is currently scheduled to expire at 3:00 p.m. (Mountain Daylight Time) on July 26, 2006, unless extended or withdrawn. For the reasons outlined below in this Directors’ Circular (including the fact that the Canadian Oil Sands Offer is superior from a financial point of view to the CanSup Offer), the Board of Directors of Canada Southern unanimously recommends that shareholders REJECT the CanSup Offer.
     Previously, on May 15, 2006, Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada made an unsolicited offer (the “Petro-Canada Offer”) to purchase all of outstanding Common Shares of the Corporation for consideration of U.S. $7.50, in cash per Common Share, upon the terms and conditions set forth in the Petro-Canada Offer and the accompanying take-over bid circular (the “Petro-Canada Circular”). The Petro-Canada Offer is currently scheduled to expire at 7:00 p.m. (Mountain Daylight Time) on July 5, 2006, unless extended or withdrawn. On May 25, 2006 the Board mailed a directors’ circular to all shareholders of Canada Southern in which the Board unanimously recommended that shareholders of Canada Southern REJECT the Petro-Canada Offer. The Board hereby reaffirms its recommendation to REJECT the Petro-Canada Offer for the reasons outlined in such directors’ circular and for the additional reason that the Canadian Oil Sands Offer is superior, from a financial point of view, to the Petro-Canada Offer.
     Capitalized terms appearing in this Directors’ Circular have the meaning ascribed to such terms in the Glossary contained in Schedule “A” to this Directors’ Circular.
     Information herein relating to the Canadian Oil Sands Offeror, Canadian Oil Sands, Canadian Oil Sands Trust and the Canadian Oil Sands Offer has been derived from the Canadian Oil Sands Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.
     Information herein relating to the CanSup Offeror, Canadian Superior and the CanSup Offer has been derived from the CanSup Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.
     Information herein relating to Nosara Holdings Inc., Petro-Canada and the Petro-Canada Offer has been derived from the Petro-Canada Circular. The Board does not assume any responsibility for the accuracy or completeness of such information.

     To the knowledge of the directors and senior officers of Canada Southern, no person or company holds more than 10 percent of any class of equity securities of Canada Southern. No person is acting jointly or in concert with Canada Southern in connection with the Offers.
UNANIMOUS RECOMMENDATIONS OF THE BOARD

     The Board believes that the Canadian Oil Sands Offer provides fair value for the Canada Southern assets and Common Shares and is in the best interests of Canada Southern and its Shareholders. The Board unanimously recommends that Shareholders ACCEPT the Canadian Oil Sands Offer and TENDER their Common Shares into the Canadian Oil Sands Offer.
AND

     The Board believes that the CanSup Offer fails to provide full value for the Canada Southern assets and Common Shares and is an attempt by the CanSup Offeror to acquire Canada Southern without offering adequate consideration to Canada Southern Shareholders. The Board unanimously recommends that Shareholders REJECT the CanSup Offer and NOT TENDER their Common Shares into the CanSup Offer.
AND

     The Board believes that the Petro-Canada Offer fails to provide full value for the Canada Southern assets and Common Shares and is an attempt by the Petro-Canada to acquire Canada Southern without offering adequate consideration to Canada Southern Shareholders. The Board unanimously reaffirms its recommendation that Shareholders REJECT the Petro-Canada Offer and NOT TENDER their Common Shares into the Petro-Canada Offer.
THE CANADIAN OIL SANDS OFFER
     The Canadian Oil Sands Offer is made for the Common Shares and associated rights and is not made for any options or other rights to purchase Common Shares. Any holder of such options or other rights who wishes to accept the Canadian Oil Sands Offer should, to the extent permitted by the terms thereof and applicable law, exercise such options or other rights in order to obtain certificates representing Common Shares and deposit the Common Shares in accordance with the Canadian Oil Sands Offer. Any such exercise must be effected sufficiently in advance of the Expiry Time to ensure that the holders of such options or other rights to purchase Common Shares will have share certificate(s) available for deposit before the Expiry Time. Pursuant to the Pre-Acquisition Agreement Canada Southern has agreed and the Board has determined unanimously to use its and their respective reasonable commercial efforts to encourage all persons holding options to purchase Common Shares pursuant to Canada Southern’s stock option plan, or otherwise, to either (i) exercise their options (which may include a conditional exercise for the purposes of tendering to the Canadian Oil Sands Offer) prior to the Expiry Time and to deposit all Common Shares issued therewith to the Canadian Oil Sands Offer (as further described in the Lock-up Agreements); or (ii) subject to receipt of the necessary regulatory approvals, elect to receive cash payments from Canada Southern (as further described in the Lock-up Agreements), other than those Shareholders who have executed Lock-up Agreements in respect of whom the provisions of the applicable Lock-up Agreement executed by such Shareholder shall apply. See “Pre-Acquisition Agreement” and “Lock-up Agreements” in this Directors’ Circular and in the Canadian Oil Sands Circular.
     The Canadian Oil Sands Offer is subject to certain conditions as set forth under Section 4 of the Canadian Oil Sands Offer, “Conditions of the Offer” in the Canadian Oil Sands Circular. If such conditions are met, the Canadian Oil Sands Offeror will (unless it shall have withdrawn or terminated the Canadian Oil Sands Offer, pursuant to the terms of the Pre-Acquisition Agreement) become obligated to take up and pay for the Common Shares which have been validly deposited under the Canadian Oil Sands Offer and which have not been withdrawn in accordance with the terms thereof. All of the terms and conditions of the Canadian Oil Sands Offer may be waived (except for the condition providing that the Canadian Oil Sands Offer is conditional on a minimum amount of Common Shares being tendered to the Canadian Oil Sands Offer (as further described in Section 1 of the Canadian Oil Sands Circular “Pre-Acquisition Agreement”) and subject to applicable law) by the Canadian Oil Sands Offeror without prejudice to any other right which the Canadian Oil Sands Offeror may have, by notice in writing delivered to the Depository at its principal office in Calgary, Alberta.
     The Canadian Oil Sands Offer expires at the Expiry Time unless extended at the Canadian Oil Sands Offeror’s sole discretion or withdrawn by the Canadian Oil Sands Offeror in accordance with the terms of the Canadian Oil Sands Offer as further described in the Canadian Oil Sands Circular. For detailed information concerning conditions of the Canadian Oil Sands Offer and the manner of acceptance, refer to the Canadian Oil Sands Offer Section 4, “Conditions of the Offer” and Section 3 “Manner of Acceptance” in the Canadian Oil Sands Circular. Reference should be made to the Canadian Oil Sands Circular for complete details of the terms and conditions of the Canadian Oil Sands Offer.
ANALYSIS AND REASONS FOR THE BOARD’S
CONCLUSIONS AND RECOMMENDATIONS
     To ACCEPT the Canadian Oil Sands Offer
     The Board of Directors has carefully considered the Canadian Oil Sands Offer. Based on advice from its legal and financial advisers the Board of Directors has unanimously determined that the consideration to be received under the Canadian Oil Sands Offer is fair, from a financial point of view, to Shareholders and is in the best interests of Canada Southern and its Shareholders. In making its recommendation that the Canadian Oil Sands Offer be ACCEPTED by Shareholders and in reaching the decision to enter into the Pre-Acquisition Agreement and recommending the Canadian Oil Sands Offer, the Board considered a number of factors, including the following.
1.	The view of the Board, after extensive analysis and consideration within the time frame allowed (given the then expiration date of the unsolicited Petro-Canada Offer), that the auction process undertaken by Canada Southern had explored a variety of available and practical strategic alternatives and that the Canadian Oil Sands Offer provides the best available alternative, of all the proposals received, including those arising from the auction process as well as the Petro-Canada Offer and the CanSup Offer, to maximize value for Shareholders.

2.	The advice received by the Board from its financial advisor, CIBC World Markets Inc., in respect of the financial terms of the Canadian Oil Sands Offer including the Fairness Opinion provided by CIBC World Markets and attached hereto as Schedule “B”. The Board recommends that you read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion of CIBC World Markets does not constitute a recommendation to Shareholders as to whether they should tender their Common Shares into the Canadian Oil Sands Offer.

3.	The financial and other terms of the Canadian Oil Sands Offer.

4.	The Canadian Oil Sands Offer represents approximately an 11% premium over the U.S.$8.77 closing price of the Common Shares on NASDAQ ($9.78 on the TSX) on June 16, 2006, the last trading day prior to the date of announcement of Canadian Oil Sands’ intention to make the Canadian Oil Sands Offer and a premium of approximately 11% over the U.S.$8.82 weighted average trading price of the Common Shares on NASDAQ ($9.86 on the TSX) for the 20 trading days immediately preceding June 19, 2006, the date of announcement of the Canadian Oil Sands Offer. The Canadian Oil Sands Offer also represents an approximate 30% premium over the Petro-Canada Offer and an approximate 24% premium over the CanSup Offer.

5.	The knowledge and views of the Board of Directors as to the business, operations, properties, earnings and growth prospects of Canada Southern and the risks involved in achieving those prospects.

6.	The terms of the Pre-Acquisition Agreement, which permit the Board to respond, in accordance with its fiduciary duties and subject to compliance with the terms of the Pre-Acquisition Agreement, to any other bona fide Take-over Proposal that the Board of Directors considers to be a Superior Proposal, as determined in good faith after considering the appropriate advice of Canada Southern’s legal and financial advisors.

7.	The fact that dissent rights will be available to Shareholders who do not tender their Common Shares to the Canadian Oil Sands Offer in the event that the Canadian Oil Sands Offeror is required under the Pre-Acquisition Agreement, or chooses, to proceed with a compulsory acquisition of Common Shares pursuant to Part 16 of the Business Corporations Act (Alberta) or a subsequent acquisition transaction (each as more fully described under “Acquisition of Common Shares Not Deposited” in the Canadian Oil Sands Offer and Canadian Oil Sands Circular).
Conclusion and Recommendation — To ACCEPT the Canadian Oil Sands Offer
     For the reasons outlined above, the Board believes that the Canadian Oil Sands Offer provides fair value for the Canada Southern assets and Common Shares.
     The Board unanimously recommends that holders of Common Shares ACCEPT the Canadian Oil Sands Offer and TENDER their Common Shares into the Canadian Oil Sands Offer.
     Notwithstanding the recommendation of the Board of Directors that Shareholders accept the Canadian Oil Sands Offer, Shareholders should make their own decision whether to tender their Common Shares to the Canadian Oil Sands Offer and, if appropriate, should consult their own legal and/or financial advisors in making that decision.
     Shareholders wishing to accept the Canadian Oil Sands Offer should complete the required documents carefully and should refer to the Canadian Oil Sands Circular, the Letter of Transmittal and Notice of Guaranteed Delivery.
     To REJECT the CanSup Offer
     The Board has carefully reviewed and considered the CanSup Offer, with the benefit of advice from its financial and legal advisors. The following are the reasons for the unanimous recommendation of the Board to Shareholders that they REJECT the CanSup Offer and NOT TENDER their Common Shares into the CanSup Offer.
1.	The consideration offered under the CanSup Offer is less than the consideration offered under the competing offer by Canadian Oil Sands, which the Board has unanimously recommended that shareholders of Canada Southern accept.

2.	The Board has received a written opinion, dated June 23, 2006, from its financial advisor, CIBC World Markets, to the effect that, as of such date and based upon and subject to the assumptions, limitations and qualifications stated in the opinion, the consideration offered by the CanSup Offeror under the CanSup Offer is inadequate, from a financial point of view, to Shareholders. A copy of the opinion of CIBC World Markets is attached to this Directors’ Circular as Schedule “C”. The Board recommends that you read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion of CIBC World Markets does not constitute a recommendation to Shareholders as to whether they should tender their Common Shares into the CanSup Offer.

3.	The consideration offered under the CanSup Offer represents a discount to the current trading price of the Common Shares. Since the announcement of Canadian Superior’s intention to make the CanSup Offer on June 3, 2006, the Common Shares have traded above the price offered in the CanSup Offer. Between the date of such announcement and June 23, 2006, over 3.3 million Common Shares have traded on NASDAQ in a range from U.S.$8.51 to U.S.$10.89 per Common Share, and over 0.4 million Common Shares have traded on the TSX in a range from $9.50 to $12.90. Whereas, based on the value of Canadian Superior shares on June 23, 2006 the total value of the CanSup Offer, being $2.50 in cash and 2.75 Canadian Superior shares per Common Share, amounts to approximately $8.80 or U.S.$7.83. The closing price of the Common Shares on June 23, 2006 was U.S.$10.80 on NASDAQ and $12.13 on the TSX. As of that date, the price offered under the CanSup Offer, as described more fully in the above paragraph, represented a 28% discount to the closing price on NASDAQ.
Conclusion and Recommendation — To REJECT the CanSup Offer
     For the reasons outlined above, The Board unanimously recommends that holders of Common Shares REJECT the CanSup Offer and NOT TENDER their Common Shares into the CanSup Offer.
     To REJECT the Petro-Canada Offer
     On May 25, 2006 the Board mailed a directors’ circular to all shareholders of Canada Southern in which the Board unanimously recommended that shareholders of Canada Southern REJECT the Petro-Canada Offer. The Board hereby reaffirms its recommendation to REJECT the Petro-Canada Offer for the reasons outlined in such directors’ circular and for the additional reason that the Canadian Oil Sands Offer is superior, from a financial point of view, to the Petro-Canada Offer.
General Notes Applicable to all Conclusions and Recommendations of the Board
     The foregoing summary of the information and factors considered by the Board is not intended to be exhaustive of the factors considered by the Board in reaching its conclusions and making its recommendations, but includes the material information, factors and analysis considered by the Board in reaching its conclusions and recommendations. The members of the Board evaluated the various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Canada Southern, and based upon the advice of the Board’s financial and legal advisors. In view of the numerous factors considered in connection with their evaluation of the Offers, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusions and recommendations. In addition, individual members of the Board may have given different weight to different factors. The conclusions and unanimous recommendations of the Board was made after considering all of the information and factors involved.
     The Board of Canada Southern considered appointing a special committee comprised solely of the “independent”, or non-management, directors to assist in its assessment of the Offers and other potential competing transactions. The Board determined that a special committee was not needed in these circumstances. The Board did determine that, as is its practice, in any meeting held to consider the Offers or any competing transaction, Mr. John McDonald, who is a director and the President and Chief Executive Officer of Canada Southern, will be excused for a portion of the meeting in order that the remaining members of the Board, all of whom are independent, can discuss any matters more appropriately discussed in the absence of management. The Board believes that this arrangement will allow the Board to utilize the expertise of Mr. McDonald while ensuring that the Board decision making is free from any conflict of interest.
BACKGROUND TO THE OFFERS AND THE RESPONSE OF CANADA SOUTHERN
     On May 11, 2006 Petro-Canada publicly announced its intension to make the Petro-Canada Offer and on May 15, 2006 Petro-Canada commenced the Petro-Canada Offer. On May 25, 2006 the Board issued a directors’ circular recommending Shareholders reject the Petro-Canada Offer for the reasons outlined in that circular.
     On May 24, 2006 the Board adopted the Rights Plan pursuant to an agreement between Canada Southern and American Stocks Transfer & Trust Company, as rights agent. A complete copy of the Rights Plan has been filed and is available on Canada Southern’s profile at www.sedar.com. The Rights Plan has not been withdrawn, however, under the Pre-Acquisition Agreement Canada Southern has agreed that it will waive application of the Rights Plan effective no later than July 30, 2006 in relation to the Canadian Oil Sands Offer and any other subsisting take-over bid for the Common Shares (including the Petro-Canada Offer and the CanSup Offer, if applicable).

     In response to the Petro-Canada Offer, the Board and management of Canada Southern determined to review possible value-maximizing alternatives, including instructing CIBC World Markets to seek competing bids. CIBC World Markets contacted potential acquirors of Canada Southern, a number of whom entered into confidentiality and standstill agreements with Canada Southern and received formal presentations from Canada Southern and had access to a confidential data room.
     On June 2, 2006 representatives of Canada Southern management were invited to meet with senior executives of Canadian Superior. At this meeting, representatives of Canadian Superior indicated their interest in making an offer to acquire Canada Southern.
     On Saturday, June 3, 2006 Canadian Superior delivered a letter to Canada Southern outlining the terms of a proposed offer by Canadian Superior to acquire Common Shares for Cdn.$2.45 in cash plus 2.75 shares of Canadian Superior for each Common Share. The proposal remained open until 4:00 p.m. on Sunday, June 4, 2006. Prior to 4:00 p.m. on June 4, 2006, Canada Southern advised Canadian Superior that, given the process that Canadian Southern already had underway, Canada Southern would not deal with Canadian Superior unless the proposal was extended for acceptance until June 15, 2006. On June 5, 2006 Canadian Superior issued a press release in which it announced its intention to make the CanSup Offer for Cdn.$2.50 in cash plus 2.75 shares of Canadian Superior for each Common Share.
     On June 16, 2006 Canadian Oil Sands and one other party provided expressions of interest to acquire Canada Southern entirely for cash consideration. CIBC World Markets also contacted Petro-Canada’s financial advisor, who indicated that Petro-Canada was not prepared to make a revised proposal.
     After discussions with Canadian Oil Sands and the other party (which was offering cash consideration lower than that contained in the Canadian Oil Sands Offer), Canada Southern negotiated the Pre-Acquisition Agreement with Canadian Oil Sands. At a meeting of the Board held on June 18, 2006, after receiving legal advice and the opinion of its financial advisor, CIBC World Markets, that the consideration offered under the Canadian Oil Sands Offer was fair, from a financial point of view, to the Shareholders, the Board unanimously determined to approve the Pre-Acquisition Agreement with Canadian Oil Sands and to recommend to Shareholders that they tender their Common Shares to the Canadian Oil Sands Offer. At this meeting of the Board, the Board also approved the entering into of the Pre-Acquisition Agreement and the reaffirmation of its decision to recommend that Shareholders reject the Petro-Canada Offer. Canada Southern issued a press release on June 19, 2006 announcing, among other things, the entering into of the Pre-Acquisition Agreement by Canada Southern and its decision to unanimously recommended that Shareholders accept the Canadian Oil Sands Offer.
     On June 19, 2006 Canadian Superior announced that it had commenced the CanSup Offer by mailing a circular to Shareholders and filing the relevant documents with the applicable regulatory authorities. On June 20, 2006 Petro-Canada announced that is was extending the expiry time of the Petro-Canada Offer to 7:00 p.m. (Calgary time) on July 5, 2006 but did not otherwise amend the Petro-Canada Offer.
     On June 21, 2006 Canadian Superior requested the Board of Canada Southern meet with management of Canadian Superior to receive a management presentation with respect to the prospects of Canadian Superior. Canada Southern advised Canadian Superior that CIBC World Markets would be available to receive such a presentation, but such presentation has not yet been scheduled.
     On June 23, 2006 the Board met to consider the CanSup Offer. The Board received legal advice and the advice of its financial advisor, CIBC World Markets, including the opinion of CIBC World Markets that the consideration offered under the CanSup Offer is inadequate, from a financial point of view, to Shareholders. The Board unanimously determined that the CanSup Offer was not in the best interest of Shareholders and recommended that Shareholders reject the CanSup Offer.
PRE-ACQUISITION AGREEMENT
     The following is a summary only of the material provisions of the Pre-Acquisition Agreement and is qualified in its entirety by the full text of the Pre-Acquisition Agreement, which has been filed by Canada Southern with (i) the Canadian securities regulatory authorities and is available at www.sedar.com; and (ii) the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statement on Schedule 14D-9 and available at www.sec.gov.
The Canadian Oil Sands Offer
     The Canadian Oil Sands Offeror and Canada Southern have entered into the Pre-Acquisition Agreement pursuant to which the Canadian Oil Sands Offeror agreed to make the Canadian Oil Sands Offer on the terms and conditions described in the Pre-Acquisition Agreement. Under the Pre-Acquisition Agreement, Canada Southern consented to the Canadian Oil Sands Offer, and represented and warranted that the Board of Canada Southern has upon consideration of the fairness opinion from CIBC World Markets, attached hereto as Schedule “B”, and consultation with its financial advisor, determined unanimously that the Canadian Oil Sands Offer is fair to the Shareholders and is in the best interests of Canada Southern and the Shareholders.
Non-Solicitation
     Under the Pre-Acquisition Agreement, Canada Southern has agreed that during the period from the date of the execution of the Pre-Acquisition Agreement by Canada Southern until the date of termination of the Pre-Acquisition Agreement, that Canada Southern:
(a)	shall immediately cease and cause to be terminated any existing discussions or negotiations or other proceedings initiated prior to the date of the Pre-Acquisition Agreement by Canada Southern, its subsidiaries or affiliates or their respective officers, directors, employees, financial advisors, representatives and agents (the “Representatives”) or others with respect to all Take-Over Proposals (as defined below);

(b)	shall not provide information concerning its securities, assets or business to anyone for or in furtherance of anything mentioned in paragraph (a), above;

(c)	shall not release any person from any confidentiality or standstill agreement to which it and such person are parties or amend any such agreement; and

(d)	shall not, and shall not authorize or permit any of the Representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to a Take-over Proposal from any person, or engage in any discussion, negotiations or inquiries relating thereto or accept any Take-over Proposal.
     Notwithstanding the above Canada Southern may:
(a)	engage in discussions or negotiations with any person who (without any solicitation, initiation or encouragement, directly or indirectly, by Canada Southern or the Representatives) seeks to initiate such discussions or negotiations and may furnish such third person information concerning it and its business, properties and assets that has previously been provided to Canadian Oil Sands if, and only to the extent that:
(i)	the other person has first made a Superior Proposal (as defined below);

(ii)	prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Canada Southern provides immediate notice orally and in writing to Canadian Oil Sands specifying that Canada Southern is furnishing information to or entering into discussions or negotiations with such person or entity in respect to a Superior Proposal, receives from such person or entity an executed confidentiality agreement having confidentiality and standstill terms, and provides Canadian Oil Sands with a copy of such Superior Proposal and any amendments thereto and confirming in writing the determination of the Board that the Take-over Proposal if completed would constitute a Superior Proposal;
(iii)	it provides immediate notice to Canadian Oil Sands at such time as it or such person or entity terminates any such discussions or negotiations; and

(iv)	it immediately provides or makes available to Canadian Oil Sands any information provided to any such person or entity whether or not previously made available to such other party;
(b)	comply with Part 14 of the Securities Act (Alberta) and, if applicable, Schedule 14D-9 under the United States Securities Exchange Act of 1934 and other rules under applicable securities laws relating to the provision of directors’ circulars, the related recommendations and solicitations and make appropriate disclosure with respect thereto to the Shareholders; and

(c)	subject to the notice provision in favour of Canadian Oil Sands, as outlined below, accept, recommend, approve or implement a Superior Proposal from a third person, but only if prior to such acceptance, recommendation, approval or implementation, the Board shall have concluded in good faith, after receiving the written advice of outside counsel or advice of outside counsel as reflected in minutes of the Board, that the taking of such action may be necessary for the Board in discharge of its fiduciary duties under applicable law.
Right to Match
     Under the Pre-Acquisition Agreement, Canada Southern shall give Canadian Oil Sands 72 hours advance notice of any agreement (and the terms of such agreement) to be entered into with, or any information to be supplied to, any person making an inquiry, offer or proposal with respect to a Superior Proposal. For a period of 72 hours from the time that Canada Southern provides notice of such Superior Proposal to Canadian Oil Sands and any amendment thereto, together with the foregoing confirmation in respect of the Board’s determination as outlined in paragraph (c) immediately above, the Board and Canada Southern agree not to accept, recommend or approve or enter into any agreement (a “Proposed Agreement”) to implement such a Superior Proposal or release the party from making the Superior Proposal from any standstill provisions. In addition, in respect of any Superior Proposal, Canada Southern shall and shall cause its financial and legal advisors to negotiate in good faith with Canadian Oil Sands to make such adjustments in the terms and conditions of the Pre-Acquisition Agreement as would enable Canadian Oil Sands to proceed with the transaction contemplated in the Pre-Acquisition Agreement, as amended, rather than the Superior Proposal. In the event that Canadian Oil Sands proposes to amend the Pre-Acquisition Agreement and the terms of the Canadian Oil Sands Offer to provide equal or superior value to that provided under the Superior Proposal within a period of 72 hours from the time that Canadian Oil Sands receives notice of the Superior Proposal and a copy of the Proposed Agreement (and any amendments thereto), Canada Southern shall not enter into any Proposed Agreement regarding the Superior Proposal or any amendment thereof. In the event Canadian Oil Sands elects not to amend the Pre-Acquisition Agreement and the terms of the Canadian Oil Sands Offer, then Canada Southern shall deposit in trust with counsel to Canadian Oil Sands, within one business day of being notified by the Canadian Oil Sands Offeror that it does not intend to exercise such right to match and, in any event, prior to Canada Southern entering into the Proposed Agreement, an amount equal to 4% of the aggregate transaction value contemplated by the Pre-Acquisition Agreement and the Canadian Oil Sands Offer (and for the purposes of determining such aggregate transaction value, it shall be assumed that all of the outstanding Common Shares on a fully diluted basis are acquired pursuant to the Canadian Oil Sands Offer), representing the Termination Fee payable to the Canadian Oil Sands Offeror (as outlined below). The amount of such Termination Fee would be approximately U.S.$5.871 million.
     Canada Southern shall ensure that the Representatives are aware of these provisions and shall cause them to comply with such provisions, and Canada Southern shall be responsible for any breach of these provisions by the Representatives.

Meaning of Take-over Proposal
     As defined in the Pre-Acquisition Agreement, “Take-over Proposal” means a proposal or offer by a third person, including the Petro Canada Offer and the CanSup Offer, whether or not subject to a due diligence condition and whether or not in writing, to acquire in any manner, directly or indirectly, beneficial ownership of all or a material portion of Canada Southern’s assets or any of its subsidiaries or to acquire in any manner, directly or indirectly, beneficial ownership of or control or direction over more than 20% of the Common Shares whether by way of take-over bid, arrangement, amalgamation, merger, consolidation or other business combination, including without limitation any single or multi-step transaction or series of related transactions that is structured to permit such third person to acquire beneficial ownership of all or a material portion of its assets or any of its subsidiaries or to acquire in any manner, directly or indirectly, more than 20% of the Common Shares and includes any proposal, offer or agreement for a merger, consolidation, amalgamation, arrangement, recapitalization, liquidation, dissolution, reorganization into a royalty trust or income fund or similar transaction or other business combination involving Canada Southern or its subsidiaries or any proposal, offer or agreement to acquire 20% or more of the assets of Canada Southern.
Meaning of Superior Proposal
     As defined in the Pre-Acquisition Agreement, “Superior Proposal” means an unsolicited bona fide written Take-over Proposal that if consummated in accordance with its terms would result in a transaction financially more favourable to its shareholders than the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern and the Board has concluded in good faith, after considering applicable law and receiving the written advice of outside counsel or advice of outside counsel as reflected in minutes of the Board, that the taking of such action may be necessary for the Board in discharge of its fiduciary duties under applicable law.
     Subject to compliance with the requirements described above under “Non-Solicitation” and "Right to Match” in the event that, prior to the Expiry Time, a Superior Proposal is offered or made to the holders of Common Shares or Canada Southern, the Board may accept, recommend, approve or implement such Superior Proposal if, prior to such acceptance, recommendation, approval or implementation, the Board shall have concluded in good faith after considering all proposals to adjust the terms and conditions of the Pre-Acquisition Agreement and the Canadian Oil Sands Offer which may be offered by Canadian Oil Sands during the 72 hour period referred to above and after receiving the advice of its counsel, that such action is required by the Board to comply with fiduciary duties under applicable law. In the event the Board withdraws, modifies or changes any of the recommendations, approvals, resolutions or determinations as agreed to under the Pre-Acquisition Agreement in a manner materially adverse to the Canadian Oil Sands Offeror, a non-completion fee would be payable to the Canadian Oil Sands Offeror. See “Termination Fee” below.
Termination Fee
     The parties to the Pre-Acquisition Agreement have agreed that, if at any time after the execution of the Pre-Acquisition Agreement:
(a)	Canada Southern enters into any agreement with any person or entity in respect of a Take-over Proposal;
(b)	the Board fails to unanimously recommend, or changes, withdraws or modifies its recommendation to Shareholders to tender their shares to the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern or otherwise vote in favour of the Canadian Oil Sands Offer or otherwise fails to mail a directors’ circular or proxy circular, as the case may be, to Shareholders unanimously recommending that Shareholders tender their shares to the Canadian Oil Sands Offer or otherwise vote in favour of the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern;

(c)	there shall be a breach or non performance by Canada Southern of any of its material representations, warranties, or covenants contained in the Pre-Acquisition Agreement which breach is not cured within five days of receiving written notice of such breach;
(d)	any bona fide Take-over Proposal (or a bona fide intention to make one) involving Canada Southern is publicly announced or commenced, or the terms of any existing Take-over Proposal are varied, and the Board fails to publicly reaffirm and maintain its recommendation of the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern to Canada Southern’s Shareholders within 10 days after the commencement or variation of any such Take-over Proposal;
(e)	the Board recommends that Canada Southern’s Shareholders deposit their shares under, vote in favour of, or otherwise accept, a Take-over Proposal;
(f)	a bona fide Take-over Proposal (or bona fide intention to make one) in respect of Canada Southern has been announced by any third party and has not been withdrawn, or the terms of any existing Take-over Proposal are varied, prior to the expiry date of any Canadian Oil Sands Offer or the date of any meeting of the Shareholders to approve the proposed transaction in which the Canadian Oil Sands Offeror would acquire Canada Southern, as the case may be, and less than 66?% of the outstanding Common Shares on a fully diluted basis of Canada Southern are tendered to the Canadian Oil Sands Offer prior to its expiry date or the transaction contemplated by the Pre-Acquisition Agreement is not approved at such meeting by at least 66?% of the holders of each class of applicable securities of Canada Southern and within six months of the Expiry Time of the Canadian Oil Sands Offer such Take-over Proposal is consummated;
     Canada Southern shall pay to the Canadian Oil Sands Offeror prior to Canada Southern entering into a Proposed Agreement in respect of such Superior Proposal, a cash amount equal to 4% (1% of the aggregate transaction value in the case of a breach by Canada Southern of a material representation or warranty as contemplated by paragraph (c), above) of the aggregate transaction value contemplated by the Pre-Acquisition Agreement and the Canadian Oil Sands Offer (and for the purposes of determining such aggregate transaction value, it shall be assumed that all of the outstanding Common Shares on a fully diluted basis are acquired pursuant to the Canadian Oil Sands Offer) (the “Termination Fee”). The amount of such Termination Fee would be approximately U.S.$5.871 million, or, in respect of the situation where the Termination Fee becomes payable pursuant to paragraph (c), above, U.S.$1.468 million.
Termination Provisions
     The Pre-Acquisition Agreement (other than the provisions providing for the payment of the Termination Fee described above and certain other provisions dealing with fees and expenses, directors and officers liability insurance, compliance with contracts and third party beneficiaries) may be terminated by written notice given to the other parties thereto, at any time prior to the time the Canadian Oil Sands Offeror first takes up and pays for Common Shares under the Canadian Oil Sands Offer:
(a)	subject to any extension to not later than 12:00 midnight (Calgary time) on June 29, 2006 in accordance with the terms of the Pre- Acquisition Agreement, by Canada Southern, if the Canadian Oil Sands Offeror has not mailed the Canadian Oil Sands Offer Circular to Shareholders on or before 12:00 midnight (Calgary time) on June 26, 2006; or
(b)	by the Canadian Oil Sands Offeror, if certain conditions precedents to the Canadian Oil Sands Offeror making the Canadian Oil Sands Offer have not been satisfied or waived by the Canadian Oil Sands Offeror by the time provided for in paragraph (a), above; or
(c)	by either the Canadian Oil Sands Offeror or Canada Southern, if the Canadian Oil Sands Offeror has not taken up and paid for the Common Shares deposited under the Canadian Oil Sands Offer on or before the date which is 90 days following the day of mailing of the Canadian Oil Sands Offer Circular; or

(d)	by the Canadian Oil Sands Offeror or Canada Southern, if the Canadian Oil Sands Offer terminates or expires at the Expiry Time of the Canadian Oil Sands Offer without the Canadian Oil Sands Offeror taking up and paying for any of the Common Shares as a result of the failure of any condition to the Canadian Oil Sands Offer to be satisfied or waived; or
(e)	by the Canadian Oil Sands Offeror or Canada Southern, if the Termination Fee becomes payable and payment is made or is immediately available to the Canadian Oil Sands Offeror; or
(f)	by mutual written consent of the Canadian Oil Sands Offeror and Canada Southern.
Reconstitution of Canada Southern Board
     As soon as reasonably practicable following the acquisition by the Canadian Oil Sands Offeror of a majority of the outstanding Common Shares pursuant to the Canadian Oil Sands Offer, the Board shall be reconstituted through resignations of all existing Canada Southern directors and the appointment of nominees of the Canadian Oil Sands Offeror in their stead.
Compulsory Acquisition or Subsequent Acquisition Transaction
     Pursuant to the Pre-Acquisition Agreement, if the Canadian Oil Sands Offeror takes up and pays for at least 50% of the Commons Shares pursuant to the Canadian Oil Sands Offer, the Canadian Oil Sands Offeror has agreed to use all commercially reasonable efforts to acquire, and Canada Southern has agreed to use all commercially reasonable efforts to assist the Canadian Oil Sands Offeror in acquiring, the balance of the Common Shares as soon as practicable and in any event within a period of six months following the date on which the Common Shares are first taken up and paid for by the Canadian Oil Sands Offeror, by way of a statutory arrangement, amalgamation, merger, reorganization, consolidation, recapitalization or other type of acquisition transaction or transactions carried out for consideration per Common Share that (i) consists of the same form of consideration paid pursuant to the Canadian Oil Sands Offer, and (ii) in respect of each such form of consideration, is not less than the consideration paid pursuant to the Canadian Oil Sands Offer. Nothing in the Pre-Acquisition Agreement prevents the Canadian Oil Sands Offeror for acquiring, directly or indirectly, additional Common Shares in privately negotiated transactions, in another take-over bid, tender or exchange offer, or otherwise in accordance with applicable securities laws (including by way of compulsory acquisition) following completion of the Canadian Oil Sands Offer. See “Acquisition of Common Shares Not Deposited” in the Canadian Oil Sands Offer and the Canadian Oil Sands Circular.
Other Terms
     The Pre-Acquisition Agreement also contains certain customary covenants, representations and warranties of each of Canada Southern and the Canadian Oil Sands Offeror. Canada Southern has agreed, among other things, that, prior to the earlier of (i) the date on which nominees of the Canadian Oil Sands Offeror on the Board constitute more than 50% of its members and (ii) the date on which the Pre-Acquisition Agreement is terminated, the business of Canada Southern will be conducted in the usual, regular and ordinary course of business consistent with past practice and in compliance in all material respects with all applicable laws.
LOCK-UP AGREEMENTS
     Pursuant to the Lock-up Agreements, the Tendering Shareholders have agreed to deposit under the Canadian Oil Sands Offer and not withdraw, subject to certain exceptions, all of the Common Shares owned or over which control and direction is exercised by such Tendering Shareholders, being an aggregate of 28,415 Common Shares, plus an aggregate of 465,000 Common Shares to be acquired by such persons on the exercise of previously granted options to acquire Common Shares (representing in the aggregate 3.3% of the total number of Common Shares outstanding on a fully diluted basis). The Tendering Shareholders shall have the right not to deposit any Common Shares under the Canadian Oil Sands Offer, and may withdraw any Common Shares deposited under the Canadian Oil Sands Offer (if not then taken up and paid for by the Canadian Oil Sands Offeror) if the Pre-Acquisition Agreement is terminated, and (if applicable) deposit the Common Shares pursuant to, or vote such

Common Shares in favour of, any Superior Proposal, if a Superior Proposal is made and is outstanding two business days prior to the Expiry Time.
     The Tendering Shareholders have agreed to use reasonable efforts to cause each of such Tendering Shareholder’s associates who is the beneficial owner of, or exercises any direction or control over, any Common Shares, to tender such Common Shares to the Canadian Oil Sands Offer.
     Tendering Shareholders holding options to purchase Common Shares pursuant to Canada Southern ‘s employee stock option plan or otherwise have also agreed to either:
(a)	exercise their options prior to the Expiry Time and to immediately deposit all Common Shares issued in connection therewith to the Canadian Oil Sands Offer; or

(b)	subject to the receipt of any necessary regulatory approvals, receive cash payments from Canada Southern in an amount equal to, for each option, the offer price of U.S.$9.75 minus the exercise price of the option, as directed by the Canadian Oil Sands Offeror upon the Canadian Oil Sands Offeror notifying the Shareholder that it is taking up Common Shares under the Canadian Oil Sands Offer. The Canadian Oil Sands Offeror agreed in the Lock-up Agreements that options which have been tendered to Canada Southern for exercise, conditional on the Canadian Oil Sands Offeror taking up the Common Shares under the Canadian Oil Sands Offer, shall be deemed to be exercised concurrently with the take-up of the Common Shares by the Canadian Oil Sands Offeror and the Canadian Oil Sands Offeror shall accept as validly tendered under the Canadian Oil Sands Offer as of the date the Common Shares are first taken up under the Canadian Oil Sands Offer all Common Shares issued pursuant to such conditional option exercise
     The Tendering Shareholders have agreed that they will not, directly or indirectly: (i) make, solicit, initiate or encourage proposals with respect to another take-over bid or other reorganization or business combination transaction involving Canada Southern or its subsidiaries; or (ii) participate in discussions or negotiations, furnish information or otherwise co-operate in relation to the prohibited acts in (i), above. Further, the Tendering Shareholders have also each agreed to notify the Canadian Oil Sands Offeror immediately of any communications received from another party with respect to the entering into of any agreement similar in substance to the Lock-up Agreements or any Take-over Proposal and the particulars thereof and to keep the Canadian Oil Sands Offeror apprised of the status of such communications and the Tendering Shareholder’s response thereto. The above restrictions are subject to the fiduciary duty of the Tendering Shareholder, as a director or officer of Canada Southern, and the director or officer may act in accordance with such fiduciary duty as contemplated in the Pre-Acquisition Agreement. However, the Tendering Shareholder may only act in a manner contrary to these restrictions where acting as a director or officer in accordance with his fiduciary duty as contemplated in the Pre-Acquisition Agreement.
     The Lock-up Agreements may be terminated by (i) the Canadian Oil Sands Offeror or the Tendering Shareholder, if the Canadian Oil Sands Offer is withdrawn or otherwise terminated, (ii) the Tendering Shareholder, if the Canadian Oil Sands Offeror shall not have taken up and paid for the Common Shares on or before 90 days after the mailing of the Canadian Oil Sands Offer, or (iii) the Tendering Shareholder, if there has been any breach or non-performance by the Canadian Oil Sands Offeror of a material provision of the Lock-up Agreement.

OPINIONS OF CANADA SOUTHERN’S FINANCIAL ADVISOR
Canadian Oil Sands Offer
     CIBC World Markets was retained to assess the Canadian Oil Sands Offer and to provide advice to the Board in connection with the Canadian Oil Sands Offer. CIBC World Markets delivered a written opinion addressed to the Board concluding that, on the basis of the assumptions, limitations and qualifications set forth in its opinion, as of the date thereof, the consideration under the Canadian Oil Sands Offer was fair, from a financial point of view, to the Shareholders.
     The full text of the written opinion of CIBC World Markets is attached as Schedule “B” to this Directors’ Circular. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the Canadian Oil Sands Offer from a financial point of view.
CanSup Offer
     CIBC World Markets was also retained to assess the CanSup Offer and to provide advice to the Board in connection with the CanSup Offer. CIBC World Markets delivered a written opinion addressed to the Board concluding that, on the basis of the assumptions, limitations and qualifications set forth in its opinion, as of the date thereof, the consideration under the CanSup Offer was inadequate, from a financial point of view, to the Shareholders.
     The full text of the written opinion of CIBC World Markets is attached as Schedule “C” to this Directors’ Circular. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the CanSup Offer from a financial point of view.
Petro-Canada Offer
     CIBC World Markets was also retained to assess the Petro-Canada Offer and to provide advice to the Board in connection with the Petro-Canada Offer. CIBC World Markets delivered a written opinion addressed to the Board concluding that, on the basis of the assumptions, limitations and qualifications set forth in its opinion, as of the date thereof, the consideration under the Petro-Canada Offer was inadequate, from a financial point of view, to the Shareholders.
     The full text of the written opinion of CIBC World Markets is attached as Schedule “B” to the directors’ circular of Canada Southern dated May 25, 2006 and issued in response to the Petro-Canada Offer. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion addresses only the adequacy of the consideration offered under the Petro-Canada Offer from a financial point of view.
OWNERSHIP OF SECURITIES OF CANADA SOUTHERN
     As at June 23, 2006, the issued and outstanding capital of the Corporation consisted of 14,496,165 Common Shares. In addition, as at June 23, 2006, there were outstanding options to acquire 556,605 Common Shares.
     The names of the directors and senior officers of Canada Southern and the designation, percentage of class and number of outstanding securities of Canada Southern beneficially owned, directly or indirectly, or over which control or direction is exercised, by each director and senior officer of Canada Southern and, where known after reasonable enquiry, by their respective associates, are as follows:

		Securities of Canada Southern
		Beneficially Owned
		Directly or Indirectly(1)
		Common		% of Options
Name	Position with Canada Southern	Shares(2)	Options	Outstanding
Richard C. McGinity	Chairman of the Board and Director	4,000	50,000	9.0%
Crowheart, Wyoming
Raymond P. Cej	Director	5,000	45,000	8.1%
Calgary, Alberta
Donald E. Foulkes	Director	5,000	50,000	9.0%
Calgary, Alberta
Myron F. Kanik	Director	5,000	45,000	8.1%
Calgary, Alberta
John W.A. McDonald	President and Chief Executive	4,000	125,000	22.5%
Calgary, Alberta	Officer and Director
Randy L. Denecky	Vice President, Finance and	1,800	100,000	18.0%
Calgary, Alberta	Chief Financial Officer
Patrick C. Finnerty	Corporate Secretary	Nil	Nil	Nil
Calgary, Alberta
Notes:
(1)	The information as to securities of Canada Southern beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Canada Southern, has been furnished by the respective directors and senior officers.

(2)	The number of Common Shares indicated in the column represents, in each case, less than 1% of the outstanding Common Shares as at June 23, 2006.
TRADING IN SECURITIES OF CANADA SOUTHERN
     None of Canada Southern or any of the directors or senior officers of Canada Southern, or, to the knowledge of the directors and senior officers of Canada Southern, after reasonable enquiry, none of such persons’ respective associates, has engaged in any trading in Common Shares or other securities of Canada Southern during the six-month period preceding the date of this Directors’ Circular except for the trades under the heading entitled “Issuances of Securities of Canada Southern to its Directors and Senior Officers”.
ISSUANCES OF SECURITIES OF CANADA SOUTHERN TO
ITS DIRECTORS AND SENIOR OFFICERS
     No Common Shares or securities convertible into Common Shares have been issued to the directors and senior officers of Canada Southern during the two-year period preceding the date of this Directors’ Circular other than as set forth below:

Name	Date of Issuance	Description of Issuance	Exercise Price	Expiry Date
Raymond P. Cej	September 16, 2004	Grant of 50,000	$5.94	September 16, 2009
		options to acquire
		Common Shares
John W.A. McDonald	December 22, 2004	Grant of 25,000	$8.64	December 22, 2009
		options to acquire
		Common Shares
Randy L. Denecky	December 22, 2004	Grant of 25,000	$8.64	December 22, 2009
		options to acquire
		Common Shares

Name	Date of Issuance	Description of Issuance	Exercise Price	Expiry Date
Myron F. Kanik	June 2, 2005	Purchase of 5,000	$6.81	N/A
		Common Shares through
		the exercise of
		options
Donald E. Foulkes	July 12, 2005	Grant of 50,000	$8.17	July 12, 2010
		options to acquire
		Common Shares
Raymond P. Cej	November 28, 2005	Purchase of 5,000	$5.94	N/A
		Common Shares through
		the exercise of
		options
INTENTIONS OF DIRECTORS AND SENIOR OFFICERS AND THEIR ASSOCIATES
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, all of its directors and senior officers or their respective associates have agreed to accept the Canadian Oil Sands Offer, pursuant to the terms of the Lock-up Agreement. See “Lock-up Agreements” in this Directors’ Circular.
     The Board has made reasonable enquiries and, to Canada Southern’s knowledge, none of its directors or senior officers or their respective associates currently intend to accept the CanSup Offer or the Petro-Canada Offer or sell or tender for purchase pursuant to the CanSup Offer or the Petro-Canada Offer any Common Shares owned of record or beneficially owned. Pursuant to the Lock-up Agreements the Tendering Shareholders have agreed to tender their Common Shares to the Canadian Oil Sands Offer.
ARRANGEMENTS BETWEEN CANADA SOUTHERN AND ITS DIRECTORS AND SENIOR OFFICERS
     Except as described below there are no arrangements, agreements or understandings made or proposed to be made between Canada Southern and any of its directors or senior officers pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if any of the Offers are successful.
Executive Employment Agreements
     On April 1, 2004, Canada Southern entered into an executive employment agreement with John W.A. McDonald that provides for his employment as Canada Southern’s President and Chief Executive Officer. The term of the agreement is for a period of three years and provides for an annual base salary of $210,000, which may be increased at the discretion of the Board of Directors. In addition, Mr. McDonald is entitled to receive an annual or incentive performance bonus of up to 40% of the base salary, at the discretion of the Board. The executive employment agreement provides that Mr. McDonald’s employment may be terminated upon his 90-day advance notice or by Canada Southern on written notice with or without “cause” (as described in the executive employment agreement). If Mr. McDonald is terminated without “cause” or himself terminates his employment within 90 days of a “change of control” (as defined in the executive employment agreement, which would include successful completion of any of the Offers, he is entitled to severance in the amount equal to his base monthly salary times 12 months plus an additional two months for each additional completed year of service after the first complete year, to a maximum of 24 months. In addition, he would be entitled to receive a lump sum equal to the cost to Canada Southern to provide certain employee benefits that Mr. McDonald would have been entitled to during the severance period. Assuming a change of control of Canada Southern occurred and Mr. McDonald’s employment was subsequently terminated, the total amount that Mr. McDonald would be entitled to as severance and the lump sum benefits payment under his employment contract is approximately $328,000 .
     Effective January 1, 2003, Canada Southern entered into an employment contract with Randy L. Denecky that provided for his employment as Canada Southern’s Chief Financial Officer and, until March 31, 2004, as Canada Southern’s Acting President. The term of the contract is for a period of one year, continuing thereafter from year to year, and provides for an annual base salary of $127,000, which may be increased at the discretion of the Board of Directors. In addition, Mr. Denecky is entitled to receive an annual bonus of up to 25% of the base salary, at the discretion of the Board. The employment contract provides that Mr. Denecky’s employment may be terminated upon his 90-day advance notice or by Canada Southern or written notice with or without “cause” (as described in the employment contract). If he is terminated without “cause” or himself terminates his employment within 365 days of a “change of control” (as defined in the employment contract, which would include successful completion of any of the Offers, Mr. Denecky is entitled to severance in the amount equal to 12 times his base monthly salary, plus two times his base monthly salary for each completed or partially completed year of service (beginning January 1, 2003), up to an overall maximum of 24 times his base monthly salary. In addition, he would be entitled to receive an amount equal to the most recent annual bonus and an amount equal to the present worth of certain employee benefits that Mr. Denecky would have been entitled to during the severance period. Assuming a change of control of Canada Southern occurred and Mr. Denecky’s employment was subsequently terminated, the total amount that Mr. Denecky would be entitled to as severance and the lump sum benefits payment under his employment contract is approximately $335,000 .
Options to Acquire Common Shares
     At a meeting held May 24, 2006, the Board resolved that all issued but unvested stock options should be vested solely to permit them to be exercised so that the Common Shares issued on exercise could, if necessary, be tendered into a tender offer or similar transaction resulting in a change of control of Canada Southern. Of the 556,605 options to purchase Common Shares then outstanding, 446,604 were fully exercisable as of that date and the remaining 110,001 options became exercisable by reason of the Board’s resolution.
Personnel Retention Program
     On April 26, 2006, the Board considered and implemented a retention bonus program to ensure that Canada Southern and its Shareholders would not be disadvantaged by the loss of its senior officers and other key employees and consultants during the period of extreme uncertainty caused by the ongoing discussions with Petro-Canada regarding a potential transaction and Petro-Canada’s statement that it would commence a hostile take-over bid for Canada Southern. Canada Southern recognized the importance of retaining its current senior officers and key employees and consultants without distraction during this situation. As a result, the Board determined that it was in the best interests of Canada Southern to put in place a retention bonus program designed to ensure that the commitment and job performance of Canada Southern’s senior officers and key employees and consultants did not suffer as a result of the distractions created by the Petro-Canada discussions, and ultimately the Petro-Canada Offer and the CanSup Offer. Canada Southern believes that the retention bonus program is consistent with industry practice. In the aggregate, the incremental costs of the retention bonus program will represent approximately $322,000 (including $58,750 payable to Mr. McDonald, the President and Chief Executive Officer, and $50,000 payable to Mr. Denecky, the Vice-President, Finance and Chief Financial Officer), an amount that the Board believes is not a material cost to Canada Southern nor a deterrent to Canada Southern being able to pursue and potentially realize upon other strategic alternatives.
ARRANGEMENTS BETWEEN CANADIAN OIL SANDS OR THE CANADIAN OIL SANDS OFFEROR AND THE DIRECTORS
AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern, other than the Lock-up Agreements there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Canadian Oil Sands Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Oil Sands Trust, Canadian Oil Sands, the Canadian Oil Sands Offeror or any of their respective subsidiaries. See “Lock-up Agreements” in this Directors’ Circular.

OWNERSHIP OF SECURITIES OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     Except as disclosed below, none of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.

		Securities of Canadian Oil Sands Trust
		Beneficially Owned
		Directly or Indirectly(1)
Name	Position with Canada Southern	Trust Units
Myron F. Kanik	Director	10,000
Calgary, Alberta
Raymond P. Cej	Director	2,000
Calgary, Alberta
Notes:
(1)	The information as to securities of Canadian Oil Sands Trust beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Canada Southern, has been furnished by the respective directors and senior officers.

(2)	The number of trust units indicated in the column represents, in each case, less than 1% of the outstanding trust units of Canadian Oil Sands Trust as at June 23, 2006.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN OIL SANDS AND THE CANADIAN OIL SANDS OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Oil Sands Trust, Canadian Oil Sands or the Canadian Oil Sands Offeror.
ARRANGEMENTS BETWEEN CANADIAN SUPERIOR OR THE CANSUP OFFEROR AND THE DIRECTORS AND
SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Canadian Superior or the CanSup Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the CanSup Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Canadian Superior, the CanSup Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Canadian Superior or the CanSup Offeror.
INTERESTS IN MATERIAL CONTRACTS OF CANADIAN SUPERIOR AND THE CANSUP OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Canadian Superior or the CanSup Offeror.

ARRANGEMENTS BETWEEN PETRO-CANADA OR THE PETRO-CANADA OFFEROR AND THE DIRECTORS
AND SENIOR OFFICERS OF CANADA SOUTHERN
     To the knowledge of the directors and senior officers of Canada Southern there are no arrangements or agreements made or proposed to be made, nor any understandings between, Petro-Canada or the Petro-Canada Offeror, on the one hand, and any of Canada Southern’s directors or senior officers, on the other hand, including any arrangements, agreements or understandings pursuant to which a payment or other benefit is to be made or given by way of compensation for loss of office or as to Canada Southern’s directors or senior officers remaining in or retiring from office if the Petro-Canada Offer is successful. No directors or senior officers of Canada Southern are also directors or senior officers of Petro-Canada, the Petro-Canada Offeror or any of their respective subsidiaries.
OWNERSHIP OF SECURITIES OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern, or, to their knowledge after reasonable enquiry, any of their respective associates, owns, directly or indirectly, or exercises control or direction over, any securities of Petro-Canada or the Petro-Canada Offeror.
INTERESTS IN MATERIAL CONTRACTS OF PETRO-CANADA AND THE PETRO-CANADA OFFEROR
     None of Canada Southern or the directors or senior officers of Canada Southern or, to their knowledge after reasonable enquiry, any of their respective associates has an interest in any material contract of Petro-Canada or the Petro-Canada Offeror.
MATERIAL CHANGES
     The directors and senior officers of Canada Southern are not aware of any other information that indicates any material change in the affairs of Canada Southern since March 31, 2006, the date of the last published unaudited interim financial statements of Canada Southern, except as described herein.
OTHER MATTERS
     The principal office of Canada Southern is located at 250, 706 – 7th Avenue S.W., Calgary, Alberta, T2P 0Z1 and the telephone number at such office is (403) 269-7741.
     This document will be filed with the SEC as an exhibit to Canada Southern’s Solicitation/Recommendation Statement on Schedule 14D-9. Shareholders are advised to read this Directors’ Circular and the Solicitation/Recommendation Statement on Schedule 14D-9 (including the other exhibits thereto) in their entirety because they contain important information. Copies of the Solicitation/Recommendation Statement on Schedule 14D-9 are, and any other documents filed by Canada Southern in connection with the Offers will be, available free of charge at the SEC’s website at www.sec.gov, from Canada Southern at www.cansopet.com or from The Proxy Advisory Group, LLC.
PERSONS RETAINED BY CANADA SOUTHERN IN CONNECTION WITH THE OFFERS
     CIBC World Markets was retained to render financial advisory services to the Board in connection with the analysis and consideration of, and response to, the Offers. Canada Southern will pay CIBC World Markets reasonable and customary compensation for its services and will reimburse it for its reasonable out-of-pocket expenses, including fees and disbursements of legal counsel. Canada Southern has agreed to indemnify CIBC World Markets against certain liabilities arising out of or in connection with its engagement.
     Canada Southern has retained The Proxy Advisory Group, LLC to assist it in connection with Canada Southern’s communications with Shareholders with respect to the Offers. The Proxy Advisory Group, LLC will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify The Proxy Advisory Group, LLC against certain liabilities arising out of or in connection with the engagement.
     Canada Southern has retained Longview Communications to assist it in connection with Canada Southern’s public and media communications with respect to the Offers. Longview Communications will receive reasonable and customary compensation for its services and reimbursement for its reasonable out-of-pocket expenses. Canada Southern has agreed to indemnify Longview Communications against certain liabilities arising out of or in connection with the engagement.
     Except as set forth above, neither Canada Southern nor any person acting on its behalf has employed, retained or agreed to compensate any person making solicitations or recommendations to Shareholders in connection with the Offers.
STATUTORY RIGHTS
     Securities legislation in certain of the provinces and territories of Canada provides security holders of Canada Southern with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or notice that is required to be delivered to such security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.
OTHER INFORMATION
     Except as disclosed in this Directors’ Circular, no information is known to the directors of Canada Southern that would reasonably be expected to affect the decision of the holders of Common Shares to accept or reject the CanSup Offer or the Canadian Oil Sands Offer.
DIRECTORS’ APPROVAL
     The contents of this Directors’ Circular have been approved and the delivery thereof has been authorized by the Board.
June 26, 2006

CONSENT OF CIBC WORLD MARKETS INC.
     We hereby consent to the reference to our opinions, dated June 23, 2006, in the circular of the Board of Directors of Canada Southern, dated June 26, 2006 (the “Circular”), and under the captions, “Summary”, “Analysis and Reasons for the Board’s Conclusion and Recommendation”, “Background to the Offers and the Response of Canada Southern” and “Opinions of Canada Southern’s Financial Advisor” and to the inclusion of the foregoing opinions in the Circular.

Calgary, Alberta, Canada	(Signed) CIBC WORLD MARKETS INC.
June 26, 2006

CERTIFICATE
DATED: June 26, 2006
The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value of the market price of the securities subject to the Offers within the meaning of the Securities Act (Quebec).
On behalf of the Board of Directors

(Signed) Richard C. McGinity	(Signed) John W.A. McDonald
Director	Director

SCHEDULE “A”
GLOSSARY
Unless the context otherwise requires or where otherwise provided, the following words and terms shall have the meanings set forth below when used in this Directors’ Circular:
“associate” has the meaning assigned to it in the Securities Act (Alberta), as amended;
“Board” or “Board of Directors” means the board of directors of Canada Southern;
“Canada Southern” or the “Corporation” means Canada Southern Petroleum Ltd., an Alberta corporation;
“Canadian Oil Sands” means Canadian Oil Sands Limited, a wholly-owned subsidiary of Canadian Oil Sands Trust;
“Canadian Oil Sands Circular” mean the take-over circular accompanying the Canadian Oil Sands Offer;
“Canadian Oil Sands Offer” means the offer made by the Canadian Oil Sands Offeror dated June 26, 2006 to purchase all of the outstanding Common Shares, and where the context requires, includes the Canadian Oil Sands Circular;
“Canadian Oil Sands Offeror” means 1212707 Alberta Ltd., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Oil Sands Limited;
“Canadian Superior” means Canadian Superior Energy Inc., a corporation incorporated under the laws of Alberta;
“CanSup Circular” mean the take-over circular accompanying the CanSup Offer;
“CanSup Offer” means the offer made by the CanSup Offeror dated June 19, 2006 to purchase all of the outstanding Common Shares, and where the context requires, includes the CanSup Circular;
“CanSup Offeror” means Canadian Superior Energy Acquisitions Inc., a corporation incorporated under the laws of Alberta and a wholly-owned subsidiary of Canadian Superior;
“CIBC World Markets” means CIBC World Markets Inc., the financial advisor to Canada Southern in connection with the CanSup Offer and the Canadian Oil Sands Offer;
“Common Shares” means the common shares of Canada Southern;
“Deposited Shares” means the Common Shares deposited under Letters of Transmittal which are taken up and paid for under the Offer;
“Depository” means Computershare Investor Services Inc. at the offices specified in the Letter of Transmittal;
“Expiry Date” means August 1, 2006 or such other date or dates as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant the terms of the Canadian Oil Sands Offer and defined in the Canadian Oil Sands Circular or as may be extended pursuant to the requirements of applicable securities legislation or by securities regulatory authorities;
“Expiry Time” means 8:00 a.m. (Mountain Daylight Time) on the Expiry Date or such other time or times as may be fixed by the Canadian Oil Sands Offeror from time to time pursuant to section 5 of the Canadian Oil Sands Offer, “Extension and Variation of the Offer” in the Canadian Oil Sands Circular;

A-1

"Letter of Transmittal” means the applicable letter of transmittal in the form accompanying the Canadian Oil Sands Offer and the Canadian Oil Sands Circular;
"Lock-up Agreements” means the lock-up agreements between the Canadian Oil Sands Offeror, Canadian Oil Sands and the Tendering Shareholders (being each of the directors and senior officers of Canada Southern), as described in this Directors’ Circular under the heading “Lock-up Agreements”;
"NASDAQ” means The NASDAQ Stock Market;
"Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Canadian Oil Sands Offer and the Canadian Oil Sands Circular;
"Offers” means, collectively, the Canadian Oil Sand Offer, the CanSup Offer and the Petro-Canada Offer.
"Petro-Canada” means Petro-Canada, a corporation incorporated under the laws of Canada;
"Petro-Canada Circular” means the take-over bid circular accompanying the Petro-Canada Offer dated May 15, 2006;
"Petro-Canada Offer” means the offer made by the Offeror dated May 15, 2006 to purchase all of the outstanding Common Shares, and where the context requires, includes the Petro-Canada Circular;
"Pre-Acquisition Agreement” means the acquisition agreement dated June 18, 2006 between Canadian Oil Sands, the Canadian Oil Sands Offeror and Canada Southern, whereby Canadian Oil Sands agreed, subject to the terms and conditions of such agreement, to make the Canadian Oil Sands Offer, as described in this Directors’ Circular under “Pre-Acquisition Agreement”;
"Proposed Agreement” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement – Right to Match” in this Directors’ Circular;
"Representatives” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement - Non-Solicitation” in this Directors’ Circular;
"Rights Plan” means the Shareholder Rights Plan Agreement dated as of May 24, 2006 between Canada Southern and American Stock Transfer & Trust Company, as the Rights Agent;
"SEC” means the United States Securities and Exchange Commission;
"senior officer” has the meaning assigned to it in the Securities Act (Alberta), as amended;
"Shareholders” means the holders of Common Shares and “Shareholder” means any one of them;
"Superior Proposal” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement - Non-Solicitation” in this Directors’ Circular;
"Take-over Proposal” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement - Non-Solicitation” in this Directors’ Circular; and
"Tendering Shareholders” means, collectively, directors and senior officers of Canada Southern, each of whom has agreed to tender his or her Common Shares to the Canadian Oil Sands Offer pursuant to a Lock-up Agreement;
"Termination Fee” has the meaning ascribed thereto under the heading “Pre-Acquisition Agreement – Termination Fee” in this Directors’ Circular;
"TSX” means the Toronto Stock Exchange.

A-2

SCHEDULE “B”
FAIRNESS OPINION OF CIBC WORLD MARKETS INC. IN RESPECT OF THE CANADIAN OIL SANDS OFFER

CIBC World Markets Inc.
9th Floor, Bankers Hall East
855 — 2nd Street S.W.
Calgary, Alberta
T2P 4J7
June 23, 2006
The Board of Directors of
Canada Southern Petroleum Ltd.
250, 706 – 7th Avenue S.W.
Calgary, Alberta
T2P 0Z1
Attention: The Directors
We understand that Canada Southern Petroleum Ltd. (“Canada Southern” or the “Company”) has entered into an agreement with Canadian Oil Sands Limited, and its wholly-owned subsidiary, 1212707 Alberta Ltd., whereby 1212707 Alberta Ltd. will make an offer (the “Canadian Oil Sands Offer”) to acquire all of the outstanding common shares of Canada Southern on the basis of US$9.75 in cash for each common share of the Company. The terms and conditions of the Canadian Oil Sands Offer are described in the Offer to Purchase and Circular to be dated June 26, 2006 (together, the “Draft Take-over Bid Circular”).
We also understand that the Company’s board of directors (the “Board of Directors”) has considered the sale of the Company to other bidders, and has reviewed other strategies and corporate alternatives (“Alternative Transactions”).
Engagement of CIBC World Markets
By letter agreement dated effective March 30, 2006 (the “Engagement Letter”), the Company retained CIBC World Markets Inc. (“CIBC World Markets”) to, among other things, provide financial advice to the Board of Directors in connection with proposals such as the Canadian Oil Sands Offer and any Alternative Transaction that may be proposed or solicited during the term of the Engagement Letter. Pursuant to the Engagement Letter, the Board of Directors has requested that we prepare and deliver this opinion (the “Opinion”) as to the adequacy, from a financial point of view, of the consideration offered to the shareholders of the Company pursuant to the Canadian Oil Sands Offer.
CIBC World Markets will be paid a fee for rendering our Opinion. We will also be paid a work fee and additional fees in the event that a transaction is negotiated or completed during the term of the Engagement Letter or within 12 months thereafter and in certain other circumstances. The Company has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets
CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal legal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.
Scope of Review
In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:
i)	the Draft Take-over Bid Circular of 1212707 Alberta Ltd. dated June 22, 2006;

ii)	the Take-over Bid Circular of Canadian Superior Energy Acquisitions Inc., a wholly-owned subsidiary of Canadian Superior Energy Inc., dated June 16, 2006;

iii)	the Take-over Bid Circular of Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada, dated May 15, 2006;

iv)	the Pre-acquisition Agreement among Canadian Oil Sands Limited, 1212707 Alberta Ltd. and Canada Southern, dated June 18, 2006;

v)	the audited financial statements, annual reports and annual information forms of Canada Southern for the fiscal years ended December 31, 2003, 2004 and 2005;

vi)	the interim reports and comparative unaudited financial statements of Canada Southern for the quarters ended March 31, 2005 and March 31, 2006;

vii)	the Canada Southern Directors’ Circular dated May 25, 2006;

viii)	certain internal financial, operational, corporate and other information concerning Canada Southern and its assets that was prepared or provided by the management of the Company;

ix)	trading statistics and selected financial information of Canada Southern and other selected public junior oil and gas companies considered by us to be relevant;

x)	a report dated February 28, 2006 from GLJ Petroleum Consultants Ltd., independent engineering consultants, regarding the Company’s conventional oil and gas reserves, effective as of December 31, 2005;

xi)	certain information on industry precedent transactions;

xii)	certificates addressed to us, dated as of the date hereof, from the Chairman of the Board of Directors and senior officers of Canada Southern as to the completeness and accuracy of the respective information provided to us by them; and

xiii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.
CIBC World Markets has also participated in discussions regarding the Canadian Oil Sands Offer and related matters with Blake, Cassels & Graydon LLP, Murtha Cullina LLP, and Fried,

Frank, Harris, Shriver & Jacobson LLP, legal counsel to the Company regarding the Canadian Oil Sands Offer.
In addition, we have participated in discussions with members of the senior management of the Company regarding the Company’s business, operations, financial condition and prospects and potential alternatives to the Canadian Oil Sands Offer. Further, we have had discussions with third parties regarding their potential interest in negotiating an Alternative Transaction.
Assumptions and Limitations
Our Opinion is subject to the assumptions, explanations and limitations set forth below.
We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, Canadian Oil Sands Trust or any of their respective affiliates and our Opinion should not be construed as such.
With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, nor attempted to verify independently, the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the auditors of the Company in connection with preparing this Opinion. Accordingly, with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon.
With respect to operating, resource, reserve, and financial information provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, financial condition, plans and prospects.
The Company has represented to us, in a certificate of its Chairman of the Board of Directors and senior officers, delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company for the purposes of our engagement taken as a whole and as supplemented from time to time, including the written information and discussions concerning the Company and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete, true and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.
Except as expressly noted above under the heading “Scope of Review”, we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or Canadian Oil Sands Trust.

Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Canadian Oil Sands Offer.
The Opinion has been provided to the Board of Directors for its use in considering the Canadian Oil Sands Offer and may not be used for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to shareholders of the Company concerning the Canadian Oil Sands Offer.
The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.
Opinion
Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the consideration offered pursuant to the Canadian Oil Sands Offer is fair, from a financial point of view, to the shareholders of Canada Southern.
Yours very truly,

SCHEDULE “C”
INADEQUACY OPINION OF CIBC WORLD MARKETS INC. IN RESPECT OF THE CANSUP OFFER

CIBC World Markets Inc.
9th Floor, Bankers Hall East
855 — 2nd Street S.W.
Calgary, Alberta
T2P 4J7
June 23, 2006
The Board of Directors of
Canada Southern Petroleum Ltd.
250, 706 – 7th Avenue S.W.
Calgary, Alberta
T2P 0Z1
Attention: The Directors
We understand that Canadian Superior Energy Inc. (“CanSup”), through its wholly-owned subsidiary, Canadian Superior Energy Acquisitions Inc., has made an offer (the “CanSup Offer”) to acquire all of the outstanding common shares of Canada Southern Petroleum Ltd. (“Canada Southern” or the “Company”) on the basis of Cdn$2.50 in cash plus 2.75 common shares of Canadian Superior Energy Inc. for each common share of the Company. The terms and conditions of the CanSup Offer are described in the Offer to Purchase and Circular dated June 16, 2006 (together, the “Take-over Bid Circular”).
We also understand that the Company’s board of directors (the “Board of Directors”) has considered the sale of the Company to other bidders and has reviewed other strategies and corporate alternatives (“Alternative Transactions”). Further, we understand that Canada Southern has entered into an agreement with Canadian Oil Sands Limited, and its wholly-owned subsidiary, 1212707 Alberta Ltd., whereby 1212707 Alberta Ltd. will make an offer (the “Canadian Oil Sands Offer”) to acquire all of the outstanding common shares of Canada Southern on the basis of US$9.75 in cash for each common share of the Company.
Engagement of CIBC World Markets
By letter agreement dated effective March 30, 2006 (the “Engagement Letter”), the Company retained CIBC World Markets Inc. (“CIBC World Markets”) to, among other things, provide financial advice to the Board of Directors in connection with proposals such as the CanSup Offer and any Alternative Transaction that may be proposed or solicited during the term of the Engagement Letter. Pursuant to the Engagement Letter, the Board of Directors has requested that we prepare and deliver this opinion (the “Opinion”) as to the adequacy, from a financial point of view, of the consideration offered to the shareholders of the Company pursuant to the CanSup Offer.
CIBC World Markets will be paid a fee for rendering our Opinion. We will also be paid a work fee and additional fees in the event that a transaction is negotiated or completed during the term of the Engagement Letter or within 12 months thereafter and in certain other circumstances. The Company has also agreed to indemnify CIBC World Markets in respect of certain liabilities that might arise out of our engagement.

Credentials of CIBC World Markets
CIBC World Markets is one of Canada’s largest investment banking firms with operations in all facets of corporate and government finance, mergers and acquisitions, equity and fixed income sales and trading and investment research. The Opinion expressed herein is the opinion of CIBC World Markets and the form and content herein have been approved for release by a committee of its managing directors and internal legal counsel, each of whom is experienced in merger, acquisition, divestiture and valuation matters.
Scope of Review
In connection with rendering our Opinion, we have reviewed and relied upon, among other things, the following:
xiv)	the Draft Take-over Bid Circular of 1212707 Alberta Ltd., dated June 22, 2006;

xv)	the Take-over Bid Circular of Canadian Superior Energy Acquisitions Inc., dated June 16, 2006;

xvi)	the Take-over Bid Circular of Nosara Holdings Ltd., a wholly-owned subsidiary of Petro-Canada, dated May 15, 2006;

xvii)	the Pre-acquisition Agreement among Canadian Oil Sands Limited, 1212707 Alberta Ltd. and Canada Southern, dated June 18, 2006;

xviii)	the audited financial statements, annual reports and annual information forms of Canada Southern for the fiscal years ended December 31, 2003, 2004 and 2005;

xix)	the audited financial statements, annual reports and annual information forms of CanSup for the fiscal years ended December 31, 2003, 2004 and 2005;

xx)	the interim reports and comparative unaudited financial statements of Canada Southern for the quarters ended March 31, 2005 and March 31, 2006;

xxi)	the interim reports and comparative unaudited financial statements of CanSup for the quarters ended March 31, 2005 and March 31, 2006;

xxii)	the Canada Southern Directors’ Circular dated May 25, 2006;

xxiii)	certain internal financial, operational, corporate and other information concerning Canada Southern and its assets that was prepared or provided by the management of the Company;

xxiv)	trading statistics and selected financial information of Canada Southern, CanSup and other selected public junior oil and gas companies considered by us to be relevant;

xxv)	a report dated February 28, 2006 from GLJ Petroleum Consultants Ltd., independent engineering consultants, regarding the Company’s conventional oil and gas reserves, effective as of December 31, 2005;

xxvi)	certain information on industry precedent transactions;

xxvii)	certificates addressed to us, dated as of the date hereof, from the Chairman of the Board of Directors and senior officers of Canada Southern as to the completeness and accuracy of the respective information provided to us by them; and

xxviii)	such other information, analyses, investigations, and discussions as we considered necessary or appropriate in the circumstances.
CIBC World Markets has also participated in discussions regarding the CanSup Offer and related matters with Blake, Cassels & Graydon LLP, Murtha Cullina LLP, and Fried, Frank, Harris, Shriver & Jacobson LLP, legal counsel to the Company regarding the CanSup Offer.
In addition, we have participated in discussions with members of the senior management of the Company regarding the Company’s business, operations, financial condition and prospects and potential alternatives to the CanSup Offer. Further, we have had discussions with third parties regarding their potential interest in negotiating an Alternative Transaction.
Assumptions and Limitations
Our Opinion is subject to the assumptions, explanations and limitations set forth below.
We have not been asked to prepare and have not prepared a formal valuation or appraisal of any of the assets or securities of the Company, CanSup or any of their respective affiliates and our Opinion should not be construed as such.
With your permission, we have relied upon, and have assumed the completeness, accuracy and fair presentation of all financial and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by the Company or its representatives or advisors or otherwise obtained by us pursuant to our engagement, and our Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested to, nor attempted to verify independently, the accuracy, completeness or fairness of presentation of any such information, data, advice, opinions and representations. We have not met separately with the auditors of the Company in connection with preparing this Opinion. Accordingly, with your permission, we have assumed the accuracy and fair presentation of, and relied upon, the Company’s audited financial statements and the reports of the auditors thereon.
With respect to operating, resource, reserve, and financial information provided to us concerning the Company and relied upon in our financial analyses, we have assumed that they have been reasonably prepared on bases reflecting the most reasonable assumptions, estimates and judgements of management of the Company, having regard to the Company’s business, financial condition, plans and prospects.
The Company has represented to us, in a certificate of its Chairman of the Board of Directors and senior officers, delivered as at the date hereof, among other things, that the information, data and other material (financial or otherwise) provided to us by or on behalf of the Company for the purposes of our engagement taken as a whole and as supplemented from time to time, including the written information and discussions concerning the Company and referred to above under the heading “Scope of Review” (collectively, the “Information”) are complete, true and correct at the date the Information was provided to us and that, since the date of the Information, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its affiliates and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Opinion.

Except as expressly noted above under the heading “Scope of Review”, we have not conducted any investigation concerning the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or CanSup.
Our Opinion is rendered on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of the Company as they are reflected in the Information and as they were represented to us in our discussions with management of the Company and its representatives and advisors. In our analyses and in connection with the preparation of our Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the CanSup Offer.
The Opinion has been provided to the Board of Directors for its use in considering the CanSup Offer and may not be used for any other purpose or published without the prior written consent of CIBC World Markets. Our Opinion is not to be construed as a recommendation to shareholders of the Company concerning the CanSup Offer.
The Opinion is given as of the date hereof and, although we reserve the right to change or withdraw the Opinion if we learn that any of the information that we relied upon in preparing the Opinion was inaccurate, incomplete or misleading in any material respect, we disclaim any obligation to change or withdraw the Opinion, to advise any person of any change that may come to our attention or to update the Opinion after today.
Opinion
Based upon and subject to the foregoing and such other matters as we considered relevant, it is our opinion, as of the date hereof, that the consideration offered pursuant to the CanSup Offer is inadequate, from a financial point of view, to the shareholders of Canada Southern.
Yours very truly,

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